Exhibit (d)(4)

                              STOCK AWARD AGREEMENT

      STOCK AWARD AGREEMENT (this "Agreement"), effective as of the date of grant specified on Annex A-1 hereto ("Date of Grant"), between Organic, Inc. (the "Company") and Grantee identified on Annex A-1 hereto.

                                    RECITALS

      A. The Company has adopted an Equity Incentive Program (as the same may be hereafter amended, the "Program"). (Capitalized terms used but not otherwise defined herein (including Annex A-1 hereto) will have the respective meanings ascribed to them in the Program.)

      B. Pursuant to the Program, the Board has authorized the grant to Grantee of the Stock Award set forth on Annex A-1 hereto on the terms and subject to the conditions set forth herein, therein and in the Program.

      NOW, THEREFORE, the Company and Grantee hereby agree as follows:

      1. Grant of Stock Award. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Program, the Company hereby grants to Grantee as of the Date of Grant the Stock Award described on Annex A-1 hereto. Grantee hereby expressly acknowledges and agrees that (a) the Stock Award evidenced hereby is subject to the limitations of the Program and the Certificate, including without limitation amendment provisions and restrictions on Grantee's rights, legends on Common Shares issuable pursuant to any Stock Award and other provisions which could adversely affect the value of the Stock Award to Grantee or any permitted transferee, (b) there is no assurance that the Common Shares or the Stock Award will have any value to Grantee or any permitted transferee, and (c) Grantee has reviewed, understands and has agreed to the Program, a copy of which as in effect on the Date of Grant has been furnished to Grantee.

      2. Restrictions on Transfer of Stock Award; Consent of Spouse. (a) The Stock Award and the Common Shares issuable thereunder may not be transferred, sold, assigned, pledged or hypothecated by Grantee, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process; provided, however, that, subject to the terms of the Program, the vested Common Shares issued pursuant to the Stock Award may be transferred at any time upon Grantee's death by will or the laws of descent and distribution. No transfer permitted under this Section 2 will be effective until notice of such transfer is delivered to the Company describing the terms and conditions of the transfer, and the Company determines that the transfer complies with the terms of the Program and this Agreement and with any terms and conditions made applicable to the transfer by the Company or Board at the time of the transfer. Any transferee under this Section 2 will be subject to the same terms and conditions hereunder as would apply to Grantee and to such other terms and conditions made applicable to the transferee pursuant to this Agreement or by the Board or the

Company. Any purported transfer that does not comply with the requirements of this Section 2, including without limitation any purported transfer pursuant to a domestic relations order or agreement, will be void and unenforceable and the purported transferee will not obtain any rights to or interest in the Stock Award or Common Shares issued or issuable thereunder.

            (b) Grantee acknowledges that the Stock Award or Common Shares issuable thereunder have not been and will not be registered in accordance with the Securities Act or applicable state blue sky laws, and that the Stock Award or Common Shares issuable thereunder may not be sold or transferred and must be held indefinitely, unless it is subsequently registered under the Securities Act or an exemption from registration is available. Grantee understands and acknowledges that the Company is under no obligation to register the Stock Award or Common Shares issuable thereunder or to supply or file any information or take any other action which would facilitate sales of the Stock Award or Common Shares issuable thereunder.

            (c) Grantee represents and warrants to the Company that Grantee's spouse, if any, has duly executed and delivered the Consent of Spouse attached hereto and agrees that Grantee's rights hereunder will be, without further action, suspended for any period (and thereby lost during the period of such suspension) in which (1) Grantee's spouse asserts on his or her own behalf any rights in respect of a Stock Award or portion thereof or (2) Grantee is married to a person who has not duly executed a Consent of Spouse in the form attached hereto.

            (d) Grantee will execute and perform any market stand-off or similar agreement in connection with any Listing or any underwritten offering of Common Shares; provided that (i) the holder of the greatest number of Common Shares then held by a single Person (the "Largest Shareholder") is subject to a similar agreement and that the terms thereof are no less onerous than the terms to which the Largest Shareholder is subject and (ii) if the transaction involves an underwriting, the agreement was requested by the managing underwriter(s).

            (e) In the event that at any time the Largest Shareholder proposes to sell all or substantially all of the Common Shares beneficially owned (as the term is defined in Rule 13d-3 under the Exchange Act) by it to one or more third parties (a "Proposed Purchaser") in a single transaction or a series of related transactions (a "Company Sale"), it will have the right to require that Grantee sell to the Proposed Purchaser all or a portion of the Common Shares held by Grantee that have vested or would, immediately following the consummation of the Company Sale, vest by giving written notice thereto to Grantee no later than ten calendar days prior to the closing of the Company Sale. Such sale of Grantee's Common Shares will be at the same price and on the same terms and conditions as the Company Sale. Grantee hereby agrees to such drag-along rights and agrees to do all things necessary to effect such a sale. Such drag-along rights, to the extent not exercised prior thereto, will lapse upon the occurrence of a Listing. Nothing in this Section 2(e) will limit the ability of Grantee to exercise Grantee's rights under Section 5 prior to the consummation of the Company Sale.

            (f) The Person that is the Largest Shareholder from time to time is an intended third-party beneficiary of Grantee's covenants in Sections 2(d) and 2(e) hereof and may directly enforce such covenants as if it were a party hereto.

      3. Vesting of Stock Award. Subject to the provisions of this Section 3 and
Section 4 below, the Stock Award will become nonforfeitable if and to the extent and, if applicable, on the terms set forth in the Vesting Schedule on Annex A-1 hereto.

      4. Forfeiture of Stock Award; Repurchase Rights. In the event a Grantee's Continuous Service terminates for any reason, any Common Shares issued pursuant to the Stock Award that have not vested on the date of termination will be forfeited on such date, except as the Board may determine in its sole discretion. In the event of a forfeiture, the certificate(s) representing a Stock Award or Common Shares issuable thereunder will be canceled if previously issued to Grantee. The vested Common Shares issued pursuant to the Stock Award will be subject to repurchase by the Company (the "Repurchase Right") and Grantee will have the right to put the vested Common Shares issued pursuant to the Stock Award to the Company (the "Grantee Put"), in each case in accordance with, and on the terms and conditions set forth in, Annex A-1. Notwithstanding any other provision of the Program, this Agreement or any other contract or legal doctrine, the Repurchase Right and, if applicable, the Grantee Put will not be affected by the circumstances in which Grantee's employment is terminated, regardless of whether such termination constituted or is alleged to have constituted a breach of contract, a tort or a violation of law.

      5. Dividend and Certain Other Rights. (a) Grantee will have the right to receive Dividends on the terms and subject to the limitations of the Program. Any additional Common Shares or other securities that Grantee may become entitled to receive on any such Common Shares pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the underlying Common Shares.

            (b) In connection with a Liquidity Transaction Grantee will have the rights in respect of the Common Shares as set forth in Annex A-1. Attached as Annex A-2 is a chart summarizing the operation of certain provisions of this Agreement and the Program in the event of certain transactions. Such chart has been prepared for convenience of reference. However, in the event of any inconsistency between Annex A-2 and any provision of the Program or the Agreement (including Annex A-1 hereto), the Program or the Agreement (including Annex A-1 hereto) will prevail.

            (c) Grantee understands and agrees that the rights attaching to or arising in respect of the Common Shares to which his or her grant relates are severely limited and in all events are limited to the rights set forth in the Program and do not include rights normally attendant to ownership of common stock such as, solely by way of example, the right to vote, to inspect books and records, to assert dissenters' rights or to make claims for alleged breaches of the duty of care or loyalty. Grantee will, however, have the right to enforce the terms hereof in the manner set forth in Section 16 hereof.

            (d) For the avoidance of doubt, (i) Grantee will not be entitled to payment of dividends or other distributions or to receive any other consideration in the event of a Merger, Liquidity Transaction or other event ("Conversion Event") in respect of Common Shares subject to a Stock Award that have not vested as of or prior to the relevant date of determination (the "Determination Date"), giving effect to any accelerated vesting contemplated by this Agreement, (ii) in the event that Common Shares are converted into cash or other consideration (excluding, however, common stock of another entity ("Acquiror Stock")) in a Conversion Event, vested Common Shares outstanding (including any Common Shares deemed outstanding giving effect to any accelerated vesting contemplated by this Agreement) as of the Determination Date will receive the consideration provided for in the Conversion Event but unvested Common Shares as of the Determination Date will be deemed, without further action, to have been contributed to the capital of the Company and no longer be outstanding, and (iii) in all events the Company's Repurchase Rights will continue, before or after a Conversion Event, to apply to all Common Shares subject to a Stock Award and, if applicable, Acquiror Stock or other consideration into which Common Shares are converted (other than cash) in any transaction.

      6. Retention of Stock Certificate(s) by the Company. The certificate(s) representing any Common Shares issued to Grantee pursuant to a Stock Award will be held in custody by the Company, together with a stock power endorsed in blank by Grantee with respect thereto, until a Listing. In order for the grant under this Agreement to be effective, Grantee must sign and return such stock powers to the Company.

      7. No Employment Contract, Etc. In accordance with the Program, nothing contained in this Agreement will confer upon Grantee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of Grantee. The value of any Stock Award, if any, will not be taken into account in determining any employee benefit, severance or other amount to which Grantee might otherwise be entitled from the Company or any of its Affiliates, including without limitation any pension or other retirement benefit, salary continuation right or severance benefit or otherwise.

      8. Taxes and Withholding. The Company makes no representation or warranty to Grantee regarding the tax treatment of the Stock Award or the tax effect or consequence of the grant of the Stock Award to Grantee. Grantee will be solely responsible for any tax liability which may arise therefrom. To the extent that the Company is required to withhold any statutorily required federal, state, local or foreign taxes in connection with the Stock Award or the issuance or vesting of any restricted Common Shares or other securities pursuant to this Agreement, and the amounts payable to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. In no event, however, will the Company accept Common Shares for payment of taxes in excess of required tax withholding rates, except as provided in the Program.

      9. Compliance with Law. Notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any restricted or nonrestricted Common Shares or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any federal or state laws.

      10. Restrictive Covenants. (a) Grantee agrees that Grantee's position with the Company requires and will continue to require the performance of services which are special, unique, extraordinary and of an intellectual character, and places and will continue to place Grantee in a position of trust with clients and employees of the Company. Grantee further acknowledges that the rendering of services to the Company's clients necessarily requires the disclosure of confidential information and trade secrets of the Company and its clients. Grantee agrees that, during the course of Grantee's employment with the Company, Grantee will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients' affairs and requirements. Consequently, Grantee agrees that the following covenants and conditions are reasonable and necessary for the protection of the goodwill and business of the Company.

            (b) In consideration of this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, Grantee hereby agrees as follows:

                  (i) During the term of his or her employment with the Company,
            Grantee will not, directly or indirectly, compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the term of his or her employment, Grantee will not, directly or indirectly:

                        (A) Enter into or engage in any business which competes
            with the Business;

                        (B) Solicit Clients or business or sell any services or
            products in competition, or on behalf of any business that competes, with the Business; or

                        (C) Divert, entice or take away any Clients or business
            of the Company or attempt to do so; and

                  (ii) For a period of two years following the termination of his or her employment with the Company (for any reason or without reason), Grantee will not, directly or indirectly:

                        (A) Solicit Clients or perform or sell any services or
            products to clients in competition with the Business; or

                        (B) Divert, entice or take away any clients or business
            of the Company or attempt to do so in respect of the Business.

As used in this (i) Section, the term "Client" means (A) anyone who is a client of the Company or any of its Subsidiaries at the time of the alleged prohibited conduct, or if Grantee's employment with the Company shall have terminated, at the date of such termination of employment (as applicable, the "Determination Date"), (B) anyone who was a client of the Company or any of its Subsidiaries at any time during the one-year period immediately preceding the Determination Date, and (C) any prospective clients to whom the Company or any of its Subsidiaries made a new presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date and
(ii) the term "Business" means the business engaged in or proposed to be engaged in by the Company or any of its Subsidiaries, or any other activity comparable thereto or competitive therewith, (A) during the period of Grantee's employment (for purposes of Section 10(b)(i) or (B) as of the time of termination of Grantee's employment (for purposes of Section 10(b)(ii)).

            (c) In consideration of this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, Grantee hereby agrees that, while he or she is employed by the Company and until two years after the termination of Grantee's employment (for any reason or without reason) with the Company, Grantee will not, directly or indirectly, except on behalf of the Company or its Subsidiaries, employ as an employee or retain as a consultant any person who is then employed or, at any time during the 90 calendar days immediately preceding the date of termination of Grantee's employment, was an employee of or exclusive consultant to the Company or any of its Subsidiaries, or persuade or attempt to persuade any such employee of or exclusive consultant to the Company or any of its Subsidiaries to leave the Company or such other companies or to become employed as an employee or retained as a consultant by anyone other than the Company or any of its Subsidiaries.

            (d) Grantee also agrees that he or she will not at any time (while Grantee is employed by the Company or thereafter) (i) disclose any confidential business or technical information or trade secrets relating to the Company or any of its Subsidiaries or to any of their respective clients (the "Information"), except as may be required by law or legal process (and then only after notice to the Company as promptly as reasonably practicable) or (ii) utilize such Information for his or her own benefit, or for the benefit of third parties, and all such Information, whether reduced to writing or maintained in any form of electronic media or in the mind or memory of Grantee, and whether compiled by Grantee or made available to Grantee pertaining to the Company's or any such other company's business or their respective clients, will be the property of the Company or such other company, and any documents or electronic media in Grantee's possession or control that contain such Information will be delivered to the Company on the termination of Grantee's employment or at any other time upon the Company's request. The term "Information" does not include any information which becomes generally available to the public other than by breach of this Section.

            (e) Grantee expressly agrees that if he or she violates any provision of this Section, the Company will have the right to cancel all Stock Awards to Grantee. These rights of the Company are in addition to any and all other rights and remedies the

Company may have in equity or at law in connection with such breach. In addition and without limiting the foregoing (i) if Grantee commits a breach or threatens to commit a breach of any of the provisions of the Program or this Agreement, including without limitation the covenants in this Section, the Company will have the right to have such provisions specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company and (ii) the Company may take all such other actions and remedies available to it in law or in equity and will be entitled to such damages as it can show it has sustained by reason of such breach.

            (f) The provisions of this Section 10 are in addition to any other restrictions on or duties of Grantee, whether arising by contract or at law.

      11. Program. This Agreement is subject to the Program. Any provision of the Program applicable to the rights and obligations of the parties to this Agreement are incorporated into this Agreement by reference. Any amendment to the Program will be deemed to be an amendment to this Agreement, whether or not it affects Grantee's rights hereunder. In the event of any inconsistency between the provisions of this Agreement and the Program, the Program will govern. The Board, acting pursuant to the Program, will have the right to determine any questions that arise in connection with this Agreement in its sole discretion and without liability to Grantee or any other Person. Grantee acknowledges that the exercise of discretion by the Board, as permitted by the Program, may not result in an advantageous economic or financial outcome to Grantee and Grantee accepts this Stock Award subject to the effects of the discretionary determinations of the Board.

      12. Severability; Miscellaneous. In the event that one or more of the provisions of this Agreement are invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable. Grantee acknowledges that he/she has had an opportunity to consult with, and has consulted, his/her legal, tax and investment advisors concerning the grant to him/her of the Stock Award and the terms of this Agreement. The Annexes to this Agreement are an integral part hereof.

      13. Integration. This Agreement amends, supersedes, cancels and replaces all oral or written arrangements which the Company and Grantee had entered into prior to the date of this Agreement with respect to the Stock Award.

      14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THE PROGRAM OR THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR


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

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT.

      15. Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of New York, without regard to the conflict of laws principles of such state.

      16. Arbitration. (a) Any dispute, controversy or claim arising out of or relating to the Program or this Agreement, including without limitation any dispute, controversy or claim as to whether the decision of the Company respecting the benefits under the Program or interpretation of the Program is arbitrary and capricious, will be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules.

            (b) Within 30 calendar days following receipt by one party of the other party's notice of desire to arbitrate (the "Filing Date"), the arbitrator will be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA") having experience with or knowledge of corporate equity incentive plans or programs. The selection process will be that which is set forth in the AAA Employment Dispute Resolution Rules. If necessary, any accounting or financial information or opinions which are needed in order to settle any dispute hereunder will be provided by an accounting firm of national reputation. All proceedings of the arbitration will be conducted in New York City.

            (c) The arbitrator will determine how the fees and expenses of the arbitration, including attorney's fees and a transcript if requested, will be allocated between the parties. The arbitrator will have no power to amend, add to or subtract from the Program or this Agreement. The award will be admissible in any court or agency action seeking to enforce this Program or any portion thereof. Any action to enforce or vacate the arbitrator's award will be governed by the Federal Arbitration Act if applicable.

            (d) This Section 16 constitutes the exclusive remedy for the breach or any alleged breach or interpretation of the Program or this Agreement, except that the Company may bring an action for a breach or alleged breach of any provision of Section 10 in any federal or state court of competent jurisdiction, in which event such court will be authorized to resolve any dispute, controversy or claim in respect of any such breach or alleged breach of Section 10 (including without limitation determining the enforceability thereof).

                  [Remainder of page intentionally left blank.]


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

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year written below.

                                                  ORGANIC, INC.

                                                  By: __________________________
                                                      Name:  ___________________
                                                      Title:____________________

      The undersigned Grantee hereby (i) acknowledges receipt of an executed original of this Agreement, together with the Annexes thereto, and (ii) accepts the right to receive the Stock Award covered hereby, subject to the terms and conditions of the Program and the terms and conditions of this Agreement (including Annex A-1 hereto).

                                                      __________________________
                                                      Grantee Name: ____________

Date:__________

                                                                       Annex A-1
                                                                       ---------

A.  Basic Information:

      Grantee Name: _________________

      Grantee Address: ______________

      Date of Grant: ________________

B. Designation of Stock Award Pursuant to Section 1 of the Stock Award
Agreement:

This Stock Award Agreement relates to the award of ______ shares of Class A Common Stock without the payment of consideration.

C. Vesting Schedule Pursuant to Section 3 of the Stock Award Agreement:

The rights of Grantee under this Stock Award are subject to vesting as follows:

                  20% on the 1st anniversary of the Date of Grant;

                  20% on the 2nd anniversary of the Date of Grant;

                  20% on the 3rd anniversary of the Date of Grant;

                  20% on the 4th anniversary of the Date of Grant; and

                  20% on the 5th anniversary of the Date of Grant
                  (each such anniversary, a "Scheduled Vesting Date").

Notwithstanding the foregoing, (1) all of the unvested Common Shares issued pursuant to the Stock Award will vest immediately prior to a Change of Control and (2) at any time during the 30-day period immediately preceding an applicable Scheduled Vesting Date, Grantee may return the certificate(s) representing the unvested Common Shares issued pursuant to the Stock Award which will vest upon such Scheduled Vesting Date to the Company (the "Deferred Shares"), and the Company will enter into an agreement to issue such Deferred Shares (including any accrued Dividends or other payments that would have been made with respect to such shares had they remained outstanding during the deferral period) on a later date or upon a later event.


                                      A-1-1

D. Repurchase Right and Grantee Put Pursuant to Section 4 of the Stock Award
Agreement:

Repurchase By the Company or Grantee. Either the Company may exercise its Repurchase Right or a Grantee may exercise a Grantee Put, (i) in the case of the Company, at any time and (ii) in the case of Grantee, at any time (A) on and after January 1, 2007, (B) before January 1, 2007, if Grantee's Continuous Service with the Company is terminated for any reason other than by Grantee himself or herself, and (C) as provided in Paragraph E of this Annex A-1. The price per Common Share at which the Repurchase Right and Grantee Put, as applicable, may be exercised will be equal to the positive difference, if any, between (A) (1) the average annual PBT for the three full calendar years immediately preceding such termination ("Average PBT")* times (2) the Ownership % for Grantee, times (3) 5.5 (or, if such termination occurs after January 1, 2007, the "FP Multiple" as defined in Section 1.3(h) of the Share Purchase Agreement and determined under Sections 1.3 and 1.4 of the Share Purchase Agreement), minus (B) all Dividends or other payments previously made with respect to Grantee's Stock Award; provided, however, if the amount in clause (B) exceeds the amount in clause (A), the price per Common Share at which the Repurchase Right and Grantee Put, as applicable, may be exercised will be $0.0001. For purposes of this Agreement, "Ownership %" means a percentage (rounded to the nearest one one-tenth of 1%) equal to a fraction, the numerator of which is the number of shares of Grantee's Class A Common Stock which have been vested prior to the time of exercise of the Repurchase Right or Grantee Call, as the case may be, and the denominator of which is the total number of Common Shares outstanding as of the date of exercise of the Repurchase Right or the Grantee Put, as the case may be, including all authorized shares of Class A Common Stock as outstanding for this purpose. If exercised, the Repurchase Right or Grantee Put will apply regardless of any amount otherwise payable or receivable under the Program or this Agreement and, from and after the date that Notice of Exercise has been given, the parties will have no obligations or rights under the Program or this

----------
* For Grantees whose Stock Award represents 1% or less of the total number of outstanding Common Shares (treating all authorized shares of Class A Common Stock as outstanding for this purpose) ("Small Holders"), the following proviso will be added:

      , provided, however, that, notwithstanding the foregoing, if the Repurchase Right or the Grantee Put (together, the "Trigger Event") is exercised in any of the years specified below, "Average PBT" will be the PBT for the corresponding period specified below:

              Trigger Event Occurs In             Average PBT
              -----------------------             -----------

                     2001 or 2002                 PBT for the 12 months ended
                                                  on last day of immediately
                                                  preceding calendar quarter

                     2003                         PBT for 2002

                     2004                         Average annual PBT for 2002
                                                  and 2003


                                      A-1-2

Agreement except to make the payments provided in this Paragraph D of this Annex A-1.

Any determination of PBT, PBT Margin, FP Multiple, Revenues or Revenue Growth Rates (as defined in the Share Purchase Agreement) which shall have become binding, final and conclusive pursuant to Section 1.4 of the Share Purchase Agreement will be binding, final and conclusive on the Company and Grantee for purposes hereof, regardless of any actual or alleged defect in the manner of determination.

Closing of Repurchase: The closing of the purchase and sale of Common Shares in connection with the exercise of the Repurchase Right or the Grantee Put, as the case may be (the "Call/Put Closing"), will be held at the offices of the Company (or such other mutually agreed to location) within the later of (i) ten calendar days after exercise of the Repurchase Right or the Grantee Put, as the case may be, and whichever occurs earlier and (ii) if applicable, 45 calendar days after calculation of Average PBT in accordance herewith. At the Call/Put Closing, Grantee will deliver certificates evidencing all of the Common Shares being transferred, which at or prior to the Call/Put Closing will be duly endorsed by Grantee in blank for transfer or, accompanied by stock powers duly endorsed in blank, or, if the Company possesses such certificates, the Company will retain and cancel them pursuant to this Agreement and the stock power previously delivered, in each case, with requisite stock transfer tax stamps, if any, affixed. The transfer of all the Common Shares will be free and clear of all claims, liens and encumbrances. Any indebtedness or advance owed by Grantee to the Company or Seneca or any of its Affiliates may be deducted from the payment due from the Company to Grantee.

E. Liquidity Transaction Pursuant to Section 5:

1. In connection with a Liquidity Transaction or Change in Control (whether by Merger or otherwise) that is not a Related Party Transaction: (i) All of the unvested Class A Common Stock issued pursuant to the Stock Award will vest immediately prior to, and subject to, the closing of such Liquidity Transaction or Change in Control transaction and (ii) Grantee will be entitled to receive upon the closing of such Liquidity Transaction or Change in Control transaction for each vested share of Class A Common Stock (giving effect to the accelerated vesting of any such shares of Class A Common Stock as aforesaid) the same consideration per share that is payable in such Liquidity Transaction with respect to each other share of Common Stock; provided, however, that the Common Shares subject to Grantee's Stock Award may be converted into such equity securities or equity-linked rights as may be approved by the Board as equitable in the circumstances. Thereafter, all other rights of Grantee hereunder will terminate without further action and Grantee will have no further rights under the Program or Stock Award Agreement.

2. In connection with a Liquidity Transaction or Change in Control (whether by Merger or otherwise) that is also a Related Party Transaction: At Grantee's


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election made in accordance with such procedures as the Board establishes therefor, Grantee may elect, in lieu of the consideration provided in Paragraph E(1) of this Annex A-1, to exercise a Grantee Put with respect to Grantee's Stock Award and receive the consideration set forth in Paragraph D of this Annex A-1 (calculated as if the date of Notice of Exercise of such right were the date of such Grantee's termination of Continuous Service, except that the proviso in Paragraph D applicable to Small Holders will not apply under this Paragraph E(2)). Thereafter, all other rights of Grantee hereunder will terminate without further action.

3. In connection with a Merger: (a) If the Merger does not result in a Change in Control and is not a Related Party Transaction, (i) shares of Class A Common Stock will be treated the same as all other Common Shares; provided, however, that the Common Shares subject to Grantee's Stock Award may be converted into such equity securities or equity-linked rights as may be approved by the Board as equitable in the circumstances, (ii) the vesting provisions applicable to Class A Common Stock will continue to apply to any Acquiror Stock or other securities received on or in respect of Class A Common Stock in the Merger,
(iii) all calculations of PBT, Net Income, Revenues, Revenue Growth Rate, PBT Margin and Dividends will be made giving effect to the Merger on a prospective basis and based on the consolidated results of operations of the surviving, resulting corporation or combining entities in the transaction, and (iv) the Class A % and the Ownership % will be adjusted to give effect to the change in capital stock of the Company resulting from the Merger and the ownership interest of the holders of Class A Common Stock.

      (b) If the Merger does not result in a Change in Control and is a Related Party Transaction, (i) Grantee will be entitled, at Grantee's election made in accordance with such procedures as the Board establishes therefor, (A) to be treated as provided in Paragraph E(3)(a) of this Annex A-1 or (B) to exercise a Grantee Put with respect to Grantee's Stock Award and receive the consideration set forth in Paragraph D of this Annex A-1 of the Stock Award Agreement (calculated as if the date of Notice of Exercise of such right were the date of such Grantee's termination of Continuous Service, except that the proviso in Paragraph D applicable to Small Holders will not apply under this Paragraph E(3)(b)). Thereafter all other rights of Grantee hereunder will terminate without further action and Grantee will have no further rights under the Program or Stock Award Agreement.

      (c) If the Merger results in a Change of Control, Grantee will have the rights specified in Paragraph E(3)(a) of this Annex A-1 if the Merger is not a Related Party Transaction and Paragraph E(3)(b) of this Annex A-1 if the Merger is a Related Party Transaction, as applicable, except that all Class A Common Stock will be deemed without further action to have vested immediately prior to the completion of the Merger.

4. Notwithstanding anything in this Annex to the contrary, no Grantee will be entitled to exercise a Grantee Put in connection with a Merger, sale of stock or other transaction in which (i) one or more of the beneficial owners of stock of Parent (or a subsidiary of such owner) continue to own at least 50% of the voting stock of the Company and (ii) holders of Common Shares (other than Class A Common Stock) do not receive cash or any


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

other property other than common stock, preferred stock or other equity interests of the Company, the Successor Company or another constituent entity for the conversion or sale of such Common Shares in the transaction.

F. Definitions: For purposes of this Agreement, the following terms used herein with initial capital letters will have the following meanings:

      "Change of Control" means (A) any Liquidity Transaction or other consolidation, merger or other business acquisition or combination transaction in which the record or nominal holders of the Company's outstanding Common Shares immediately before such transaction do not, immediately after such transaction, retain stock representing a majority of the voting or economic power of the acquiring, resulting or surviving Person, (B) the sale, transfer or assignment of securities of the Company representing a majority of the voting or economic power of all the Company's outstanding voting securities by the record or nominal holders thereof or the sale or other disposition of all or substantially all of the business and assets of the Company, or (C) such other event as the Board determines in its sole discretion should constitute a "Change in Control" under this Agreement.

      "Liquidity Transaction" means any merger, consolidation, reorganization, recapitalization, stock sale or other transaction (excluding the payment of dividends and other distributions of current or retained earnings) in which Common Shares receive, are converted into or exchanged for cash or any other property other than common stock, preferred stock or other equity interests of the Company or the Successor Company.

      "Merger" means a merger, consolidation or other business combination transaction to which the Company is a party which does not constitute a Liquidity Transaction.

      "Related Party Transaction" means a Liquidity Transaction in which a Substantial Shareholder of the Company is also a Substantial Shareholder of another constituent entity (or an Affiliate of another constituent entity) in the Liquidity Transaction.

      "Substantial Shareholder" of a Person means any Person that owns, directly or indirectly, over 20% of either the common stock or other voting equity of the first Person or, directly or indirectly, over 20% of the combined equity capital of the first Person.

      "Successor Company" means the acquiring, surviving or resulting Person in a Merger or Liquidity Transaction.


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